Exhibit 10.15

        DATED AS OF MARCH 1, 2004

SIMON PROPERTY GROUP ADMINISTRATIVE

SERVICES PARTNERSHIP, L.P.

-and-

HANS C. MAUTNER

SECOND AMENDMENT TO EMPLOYMENT

AGREEMENT DATED SEPTEMBER 23, 1998

Jones Day Gouldens
Bucklersbury House
3 Queen Victoria Street
London
EC4N 8NA

SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

        This Second Amendment to Employment Agreement (this "Second Amendment") is entered into as of this 1st day of March, 2004, by and between SIMON PROPERTY GROUP ADMINISTRATIVE SERVICES PARTNERSHIP, L.P., a Delaware limited partnership (the "Partnership") and HANS C. MAUTNER (the "Executive").

RECITALS

        The Executive was employed as Vice Chairman and a member of the Board of Directors of Simon Property Group, Inc ("SPG Inc.") and was a member of the Executive Committee of such Board pursuant to an employment agreement ("Employment Agreement" dated September 23, 1998 between the Executive and Corporate Property Investors, Inc. ("CPI"), as amended by the First Amendment to the Employment Agreement dated 30 December 1999 (the "First Amendment"). The Employment Agreement was entered into as a consequence of the merger of CPI and Simon DeBartolo Group, Inc., a Maryland corporation ("Simon"), pursuant to the terms of an Agreement and Plan of Merger dated as of February 18, 1998 among CPI, Simon and Corporate Realty Consultants, Inc., a Delaware corporation (the "Merger"), for the purpose of retaining the Executive as an officer of SPG Inc. following the Merger. The Employment Agreement was assigned to the Partnership as of 1 January 2000.

        The Partnership and the Executive wish to restate and supersede in its entirety the First Amendment and amend the terms of the Employment Agreement to reflect certain agreements between the Executive and the Partnership as a consequence of the Executive continuing to undertake certain part-time duties for Simon Global Limited ("Simon Global"), a company incorporated under the laws of England and Wales (the "UK Employment Agreement") and an affiliate of SPG Inc., and agreeing to provide services by way of part-time secondment to Groupe BEG SARL ("BEG"), a company incorporated under the laws of France (the "French Secondment Agreement"), and to European Retail Enterprises BV/SARL ("ERE"), a company incorporated under the laws of Luxembourg and the Netherlands (the "Luxembourg Secondment Agreement") (collectively, the "Secondment Agreements").

        NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties hereto agree to restate and supersede in its entirety the First Amendment and amend the Employment Agreement as follows:

        1.    Definitions.    Capitalised terms under herein and not otherwise defined shall have the meanings given to them in the Employment Agreement.

        2.    Employment, Term and Duties.    All of Section 1 of the Employment Agreement is hereby deleted, and the following clauses are hereby inserted in its place:

          1.1    Employment.    The Company has employed the Executive and the Executive has accepted employment by the Company on the terms and conditions set forth in the Employment Agreement and this Second Amendment.

          1.2    Term.    The Executive's employment under the Employment Agreement commenced on September 24, 1998 (the "Effective Date") and shall terminate on October 1, 2005 (the "Termination Date"), unless earlier terminated as provided in Section 4 of the Employment Agreement, as modified by this Second Amendment (the "Term").

          1.3    Positions and Duties.    During the remainder of the Term, the Executive shall serve as President—International Division of SPG Inc., and its affiliates and shall report directly to the Co-Chairmen of the Board or the Chief Executive Officer ("CEO") of SPG Inc. In connection therewith, the Executive's principal focus shall be to assist, and be primarily responsible for, the Company's efforts to acquire, operate, finance, supervise and monitor one or more investments of SPG Inc. and its affiliates in companies or assets located outside of the United States, and to otherwise assist in the operation of SPG Inc. and its affiliates in a manner determined from time-to-time by the CEO or the Board of Directors of SPG Inc. In addition, the Executive has been appointed, and shall continue to serve, as an "Advisory Director" of that Board of Directors for the remainder of the Term, subject to the By-Laws of SPG Inc. Notwithstanding the foregoing, the Executive may engage in the following activities (and shall be entitled to retain all economic benefits thereof including fees paid in connection therewith) as long as they do not (without the approval of SPG Inc.) substantially interfere with the performance of the Executive's duties and responsibilities hereunder: (i) serve on corporate, civic, religious, educational and/or charitable boards or committees, (ii) deliver lectures, fulfil speaking engagements or teach on a part-time basis at educational institutions and (iii) make investments in businesses or enterprises and manage his personal investments in accordance with SPG Inc.'s Code of Business Conduct and Ethics Policy. The parties acknowledge that the Executive's participation (and continuing participation) as a director of the commercial corporations listed on Schedule I attached hereto (as modified by the terms of Paragraphs 10 and 11 below) have been approved by SPG Inc. Notwithstanding the above, the Executive shall not be required to perform any duties and responsibilities which would be likely to result in a non-compliance with or violation of any applicable law or regulation.

          1.4    Scope of Duties.    During the continuance of the Employment Agreement the Executive shall not carry out any of his duties for the Partnership within the United Kingdom or France nor shall the Executive have the authority of the Partnership to, and the Executive shall not, enter into any legally binding obligation on behalf of the Partnership or any of its subsidiaries or affiliates within the United Kingdom or France except in the proper performance of his duties to Simon Global, BEG or ERE respectively.

        3.    Compensation and Other Benefits.    Sections 2.1 and 2.2 of the Employment Agreement are hereby deleted, and the following clauses are hereby inserted in their place:

          2.1    Base Compensation.    For purposes of the Employment Agreement, upon commencement of the Employee's employment with Simon Global and his secondment to BEG, the Employee's Base Salary for purposes of the Employment Agreement shall be $204,702 per annum, provided that (a) upon the termination of the Executive's employment with Simon Global and/or his secondment to BEG and/or ERE, the sum of Executive's base salary thereafter payable in connection with his continued employment by Simon Global or secondment to BEG or ERE, plus his Base Salary for purposes of the Employment Agreement, shall be $762,000 per annum, such Base Salary (as so much thereof payable by the Partnership) to be subject to increase from time to time by the Compensation Committee of the Board of SPG, Inc. (the "Compensation

  Committee") and (b) upon the termination of the Executive's secondment to BEG and ERE alone, the Base Salary shall be reapportioned appropriately between the Employment Agreement (as hereby amended) and the UK Employment Agreement, in such amounts as the parties agree. The Compensation Committee shall review the Executive's annual Base Salary no less frequently than annually to determine whether any such increase should be made. The Base Salary shall be payable in accordance with the payroll policies of the Partnership as from time to time in effect, less such amounts as shall be required to be deducted or withheld therefrom by applicable law and regulations.

          2.2    Annual Bonus.    For each calendar year or portion thereof occurring during the Term, the Executive shall be eligible for such discretionary bonus as may be determined by the Compensation Committee from time to time for work performed by the Executive on behalf of SPG Inc., Simon Global and (if Executive does not participate in any bonus program at BEG or ERE) for work performed by the Executive on behalf of BEG and/or ERE, subject always to the rules of the relevant bonus scheme as determined by the Compensation Committee in its absolute discretion The Annual Bonus shall be paid to the Executive less such amounts as shall be required to be deducted or withheld therefrom by applicable law and regulations, at such time or times as is in accordance with the then prevailing policy of the Partnership relating to incentive compensation programs.

        4.    General Business Expenses.    During the period that the Executive is employed by Simon Global and/or seconded to BEG and/or ERE, the Partnership shall no longer be required to provide the Executive with a car and driver as contemplated by Section 2.5 of the Employment Agreement or to receive executive secretarial and other administrative assistance as contemplated by Section 2.8 of the Employment Agreement, provided that upon termination of the Executive's employment with Simon Global and the Executive's secondment to BEG and ERE, the Executive shall be provided with executive secretarial or other administrative assistance as contemplated by Section 2.8 of the Employment Agreement.

        5.    Fringe Benefits.    The Executive and the Partnership acknowledge that the Partnership does not have an aircraft for purposes of Section 2.8 of the Employment Agreement. Therefore all references to the Executive's entitlement to use of an aircraft in such Section 2.8 shall be deleted. Should the Partnership at some subsequent date acquire an aircraft for use by its executive officers generally, then the Executive shall be afforded an opportunity to use such aircraft (subject to availability) for the purpose of carrying out his duties hereunder. During the Term, the Executive shall be entitled to five (5) weeks of vacation per calendar year which shall be taken by the Executive concurrently with, but not in addition to, the vacation days to which the Executive is entitled under his employment arrangement with Simon Global and under the Secondment Agreements.

        6.    Covenants, Non-Competition.    Section 3.1 of the Employment Agreement is hereby deleted, and the following clause is hereby inserted in its place:

          3.1    Covenants Against Competition.    The Executive acknowledges that (i) the Partnership and its subsidiaries and affiliates are engaged in the business of shopping center and other retail project acquisition, ownership, financing, leasing, operation and development in the United States, Europe, the Far East and Latin America (the "Business"); (ii) the Partnership's Business is conducted by the Partnership and its subsidiaries and affiliates in various markets throughout the United States, Europe, the Far East and Latin America; (iii) his employment with the Partnership will have given him access to confidential information concerning the Partnership and its subsidiaries and affiliates and the Business; and (iv) the agreements and covenants contained in this Agreement are essential to protect the business and goodwill of the Partnership and its subsidiaries and affiliates. Accordingly, the Executive covenants and agrees as follows:

            (a)    Non-Compete.    Without the prior written consent of the Board, the Executive shall not directly (except in the Executive's capacity as an officer of the Partnership or any of its subsidiaries or affiliates), during the Restricted Period (as defined below) within any metropolitan area in which the Partnership, its parent, subsidiaries or affiliates is engaged directly or indirectly in the Business: (i) engage or participate in the Business; (ii) enter the employ of, or render any services (whether or not for a fee or other compensation) to, any person engaged in the Business; or (iii) acquire an equity interest in any such person in any capacity; provided, that the foregoing restrictions shall not apply at any time if the Executive's employment is terminated during the Term by the Executive for Good Reason (as defined below) or by the Partnership without Cause (as defined below); provided, further, that during the Restricted Period the Executive may own, directly or indirectly, solely as a passive investment, securities of any company traded on any national or international securities exchange, including the National Association of Securities Dealers Automated Quotation System. As used herein, the "Restricted Period" shall mean the period commencing on the date of termination of this Agreement and ending on the first anniversary of such termination date.

            (b)    Confidential Information; Personal Relationships.    The Executive acknowledges that the Partnership has a legitimate and continuing proprietary interest in the protection of its confidential information and has invested substantial sums and will continue to invest substantial sums to develop, maintain and protect confidential information. The Executive agrees that, during and after the Restricted Period, without the prior written consent of the Board of Directors of the Partnership the Executive shall keep secret and retain in strictest confidence, and shall not knowingly use for the benefit of himself or others all confidential matters relating to the Partnership's Business or the Partnership, its subsidiaries or affiliates including, without limitation, operational methods, marketing or development plans or strategies, business acquisition plans, joint venture proposals or plans, and new personnel acquisition plans, learned by the Executive heretofore or hereafter (such information shall be referred to herein collectively as "Confidential Information"); provided, however, that nothing in this Agreement shall prohibit the Executive from disclosing or using any Confidential Information (A) in the performance of his duties hereunder, (B) as required by applicable law, regulatory authority, recognized subpoena power or any court of competent jurisdiction, (C) in connection with the enforcement of his rights under this Agreement or any other agreement with the Partnership, or (D) in connection with the defence or settlement of any claim, suit or action brought or threatened against the Executive by or in the right of the Partnership. Notwithstanding any provision contained herein to the contrary, the term "Confidential Information" shall not be deemed to include any general knowledge, skills or experience acquired by the Executive or any knowledge or information known or available to the public in general (other than as a result of a breach of this provision by the Executive). Moreover, the Executive shall be permitted to retain copies of, or have access to, all such Confidential Information relating to any disagreement, dispute or litigation (pending or threatened) involving the Executive.

            (c)    Employee of the Partnership and its Affiliates.    During the Restricted Period, without the prior written consent of the Board of Directors of the Partnership, the Executive shall not, directly or indirectly, hire or solicit, or cause others to hire or solicit, for employment by any person other than the Partnership or any subsidiary or affiliate or successor thereof, any employee of, or person employed within the two years preceding the Executive's hiring or solicitation of such person by, the Partnership and its subsidiaries or affiliates or successors or encourage any such employee to leave his employment. For this purpose, any person whose employment has been terminated involuntarily by the Partnership or any subsidiary or affiliate or successor thereof (or any predecessor of the Partnership) shall be excluded from those persons protected by this Section 4.1(c) for the benefit of the Partnership.

            (d)    Business Relationship.    During the Restricted Period, the Executive shall not, directly or indirectly, request or advise a person that has a business relationship with the Partnership or any subsidiary or affiliate or successor thereof to curtail or cancel such person's business relationship with such Partnership.

        7.    Section 4.3 of the Employment Agreement is hereby deleted and the following clause is hereby inserted in its place:

          4.3    Termination Without Cause or Termination for Good Reason.    The Partnership may terminate the Executive's employment under the Employment Agreement and this Second Amendment without Cause (as defined in Section 4.2 of the Employment Agreement save that references in that Section to "the Company" shall be deemed hereafter to refer to the "Partnership, Simon Global, ERE or BEG") and the Executive may terminate his employment hereunder for Good Reason. If the Partnership terminates the Executive's employment under the Employment Agreement and Second Amendment without Cause other than due to death or Disability (as defined in the Employment Agreement), or if the Executive terminates his employment for Good Reason, the Executive shall be entitled to receive from the Partnership any Base Salary and bonus earned but not yet paid as at the date of termination of employment, any accrued vacation pay, reimbursement for reimbursable expenses incurred but not paid prior to such termination of employment and also a severance payment equivalent to his Base Salary and pro-rated discretionary bonus from the date of termination of employment through 31 October 2005 (the "Severance Payment") provided that:

            (a)   The Severance Payment shall not be less than the Executive would have received if he was terminated without Cause under the Partnership's applicable severance policy at that time and taking into account his years of service with CPI, SPG Inc. and the Partnership; and

            (b)   The Base Salary and bonus referred to in this Section 4.3 comprises the total Base Salary together with the sum of the most recent bonuses paid for the preceding bonus year to the Executive prior to the termination of his employment as determined under the Employment Agreement, this Second Amendment, the UK Agreement and the Secondment Agreements, but the Severance Payment from the Partnership will be reduced proportionately by any amounts received or due to be received by the Executive in respect of his overall severance payment entitlements under the UK Employment Agreement and/or the French Secondment Agreement and/or the Luxembourg Secondment Agreement; and

            (c)   The Severance Payment shall be paid after deduction of any applicable tax and social security payments.

            (d)   In addition, the Director shall be entitled to:

        (i)
        All outstanding options granted to Executive to purchase common stock under the Partnership's or SPG Inc.'s options plans shall remain exercisable until the end of the original term of such options without regard to Executive's termination of employment; and

        (ii)
        At the date of termination, SPG Inc. shall distribute the split dollar life insurance policy (if any) in effect on the life of the Executive without requiring the Executive to repay any premium paid by the Partnership, SPG Inc. or its predecessor company; and

        (iii)
        The Executive shall be entitled to keep any computer and/or software provided to the Executive by the Partnership or SPG Inc., for home or travel use for no consideration.

        For the purposes of this Section 4.3, "Good Reason" means and shall be deemed to exist if, without the prior express written consent of the Executive, (a) the Executive is assigned any duties or responsibilities inconsistent in any material respect with the scope of the duties or responsibilities associated with the Executive's titles or positions under the Employment Agreement as amended by this Second Amendment, the UK Employment Agreement or the Secondment Agreements; (b) the Executive suffers a reduction in the duties, responsibilities or effective authority associated with his titles and positions, as set forth and described in the Employment Agreement as amended by the Second Amendment, the UK Employment Agreement or the Secondment Agreements; (c) the Executive is not appointed to, or is removed from, the offices or positions provided for in the Employment Agreement as amended by this Second Amendment, the UK Employment Agreement or the Secondment Agreements; (d) the Executive's compensation is decreased by the Partnership, or the Executive's benefits under any employee benefit or health or welfare plans or programs of the Partnership are in the aggregate materially decreased; (e) the Partnership fails to obtain the full assumption of this Agreement by a successor entity in accordance with Section 6.4 of the Employment Agreement; (f) the Partnership fails to use its reasonable best efforts to maintain, or cause to be maintained, adequate directors and officers liability insurance coverage for the Executive; (g) without the Executive's express written consent, the Partnership's requiring the Executive's work location to be other than in the County of New York, New York, or Martin County, Florida, or in Paris, France in respect of the French Secondment Agreement, or in Luxembourg in respect of the Luxembourg Secondment Agreement, or in London, England in respect of the UK Employment Agreement or otherwise if mutually agreed in connection with the expansion of the Partnership's or SPG, Inc.'s overseas operations; (h) the Partnership purports to terminate the Executive's employment for Cause (as defined in Section 4.2 of the Employment Agreement and amended in Section 4.3 of this Second Amendment) and such a purported termination of employment is not effected in accordance with the requirements of the Employment Agreement as amended by this Second Amendment.

        8.    Section 4.7 of the Employment Agreement is hereby deleted and shall be of no further force or effect.

        9.    Notices.    The contact details for purposes of Section 6.1 of the Employment Agreement shall be as follows:

        If to the Partnership, to:

    Simon Property Group Administrative Services Partnership, L.P.
    National City Center
    115 West Washington Street
    Indianapolis, Indiana 46204
    USA

    (Attn: Chief Administrative Officer)

    If to the Executive, to:
    Hans C. Mautner
    8 Cadogan Square
    London SW1 England

        10.    The following directorships are hereby added to Schedule I of the Employment Agreement:

  Blackwell Land Company

  Capital & Regional plc

  Dreyfus California Tax Exempt Money Market Fund, Inc.

  Dreyfus Insured Municipal Bond Fund, Inc.

  Dreyfus New Leaders Fund, Inc.

  Dreyfus Strategic Municipals, Inc.

  Dreyfus Strategic Municipal Bond Fund, Inc.

  Dreyfus Municipal Bond Fund, Inc.

  Dreyfus Municipal Money Market Fund, Inc.

  Dreyfus Premier Stock Funds

  Mezzanine Lending Associates Advisory Board

  Advisory Board of Mezzacappa Partners

        11.    The following directorship is hereby deleted from Schedule I of the Employment Agreement:

        Bank Julius Baer & Co. Ltd. U.S. Advisory Board

        12.    Governing Law.    This Agreement shall be governed and construed in accordance with the laws of the State of New York.

        13.    Effect.    Other than as explicitly set forth herein, all provisions of the Employment Agreement shall remain in full force and effect in accordance with their terms including without limitation, Sections 2.4 and 2.5. This Second Amendment shall supersede in its entirety the First Amendment, which shall cease forthwith to have any force or effect.

        14.    Termination.    On 1 October 2005, or upon the termination of the UK Employment Agreement and the Secondment Agreements if earlier, both the Employment Agreement and this Second Amendment shall terminate automatically and neither the Partnership nor SPG shall have any further liability or obligations to the Executive, save for the Severance Payment and any post-termination rights and obligations shall continue in full force and effect to the extent necessary to the intended preservation of such rights and obligations.

        IN WITNESS WHEREOF, the parties have executed this Second Amendment effective for all purposes as of the date first above written.

SIMON PROPERTY GROUP ADMINISTRATIVE SERVICES PARTNERSHIP, L.P., a Delaware limited partnership
By:	Simon Property Group, L.P., a Delaware limited partnership, general partner
	By:	Simon Property Group, Inc., a Delaware corporation, general partner
		By:	/s/ HERBERT SIMON Herbert Simon Co-Chairman of the Board
/s/ HANS C. MAUTNER Hans C. Mautner